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                                                                    EXHIBIT 99.3


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

YEAR IN REVIEW

Southwest and the airline industry continued to post record profits in 1996. Southwest's net income for the first half of 1996 benefitted from the lapse in the ten percent federal ticket tax on December 31, 1995. Net income for the second half of 1996 fell below year ago levels primarily due to significant increases in jet fuel prices.

Southwest continued to maintain our advantage as the low cost leader in the industry. Despite this advantage, we continue pursuing numerous cost reduction efforts, which have proven to be beneficial.

We added 22 new Boeing 737-300 aircraft to our fleet in 1996 and retired three -200s. Our fleet remains one of the youngest fleets in the industry with an average age of 7.9 years. In October 1997, we will be the launch customer for the new Boeing 737-700 aircraft. In total for 1997, we will accept delivery of 15 -300s and four -700s. We currently plan to retire four -200s in fourth quarter 1997.

Our expansion into Florida in 1996 has been successful with strong load factors. We added Jacksonville, Florida service beginning January 15, 1997. Service to Providence, Rhode Island, which began October 27, 1996, also looks promising. Our current plans for capacity growth in 1997 will be primarily directed to cities we presently serve, either with increased frequencies or new routes. We may begin service to one more new city later in 1997.

Proposed FAA "funding reform" continues to present uncertainty as to how or if any changes would impact Southwest. While Congress reinstated the ten percent ticket tax in August 1996, the tax lapsed again as of December 31, 1996. At the current time, Southwest is unable to predict how this FAA funding issue will be resolved and what impact, if any, resolution of this uncertainty will have on future operating results.

RESULTS OF OPERATIONS

1996 COMPARED WITH 1995 The Company's consolidated net income for 1996 was $207.3 million ($1.37 per share), as compared to the corresponding 1995 amount of $182.6 million ($1.23 per share), an increase of 13.5 percent.

OPERATING REVENUES Consolidated operating revenues increased by 18.6 percent in 1996 to $3,406.2 million, compared to $2,872.8
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million for 1995. This increase in 1996 operating revenues was derived primarily from an 18.4 percent increase in passenger revenues. Revenue passenger miles (RPMs) increased 16.1 percent in 1996, compared to a 12.6 percent increase in available seat miles (ASMs), resulting in an increase in load factor from 64.5 percent in 1995 to 66.5 percent in 1996. The 1996 ASM growth resulted from the net addition of 19 aircraft during the year: 22 additions and three retirements.

In December 1995, because of the impasse in the federal budget, Congress allowed the ten percent federal ticket tax to lapse. This benefitted Southwest's revenues until late August when Congress reimposed the tax through December 31, 1996. The reimposition of the ticket tax negatively impacted revenues in third and fourth quarters 1996 as compared to revenue trends in the first half of 1996.

In celebration of the Company's 25th Anniversary, Southwest launched a fare sale in July for travel between August 19 and October 31, 1996. The sale was extremely popular and resulted in record advance bookings, with more than four and a half million seats sold. Although July and early August load factors and revenues were negatively impacted by the telephone line congestion experienced during the sale, revenues for September and October 1996 were positively impacted with very heavy passenger volumes.

Freight revenues in 1996 were $80.0 million, compared to $65.8 million in 1995. The 21.5 percent increase in freight revenues exceeded the 12.6 percent increase in ASMs for the same period primarily due to increased air freight volumes and United States mail services primarily resulting from the development of new markets added in 1995 and early 1996.

Other revenues increased by 23.3 percent in 1996 to $56.9 million, compared to $46.2 million in 1995. This increase is primarily due to increased charter revenue.

OPERATING EXPENSES Consolidated operating expenses for 1996 were $3,055.3 million, compared to $2,559.2 million in 1995, an increase of 19.4 percent, compared to the 12.6 percent increase in capacity. Operating expenses per ASM increased 6.1 percent in 1996 compared to 1995, primarily due to significantly higher jet fuel prices along with the 4.3 cent per gallon federal jet fuel tax implemented October 1, 1995. Excluding jet fuel costs and related taxes, operating expenses per ASM were up 3.1 percent in 1996 compared to 1995.

Unit costs are expected to increase in first quarter 1997 versus first quarter 1996, due to higher jet fuel prices. (The

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immediately preceding sentence is a forward-looking statement which involves uncertainties that could result in actual results differing materially from expected results. Such uncertainties include, but may not be limited to, the largely unpredictable levels of fuel prices.)

Operating expenses per ASM for 1996 and 1995 were as follows:

OPERATING EXPENSES PER ASM

--------------------------------------------------------------------------------
                                                                      PERCENT
                                1996          1995        INCREASE    CHANGE
--------------------------------------------------------------------------------
Salaries, wages,
         and benefits ...      2.22(cents)   2.17(cents)   .05(cents)   2.3%

Employee profitsharing
     and savings plans ..       .23           .23           --           --
Fuel and oil ............      1.19          1.01          .18         17.8

Maintenance materials and
         repairs ........       .62           .60          .02          3.3

Agency commissions ......       .35           .34          .01          2.9

Aircraft rentals ........       .47           .47           --           --

Landing fees and
         other rentals ..       .46           .44          .02          4.5

Depreciation ............       .45           .43          .02          4.7

Other ...................      1.51          1.38          .13          9.4
--------------------------------------------------------------------------------

TOTAL ...................      7.50(cents)   7.07(cents)   .43(cents)   6.1%
--------------------------------------------------------------------------------

Salaries, wages, and benefits per ASM increased 2.3 percent in 1996. This increase resulted primarily from a 16.2 percent increase in 1996 average headcount, which outpaced the 1996 capacity (ASM) increase of 12.6 percent, and offset a 0.8 percent decrease in average salary and benefits cost per Employee. The 16.2 percent increase in average headcount was primarily the result of a
24.3 percent increase in Reservations Sales Agents in 1996. Excluding Reservations Sales Agents, total average headcount increased 13.1 percent, in line with capacity.

Southwest's mechanics are subject to an agreement with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (the Teamsters), which became amendable August 16, 1995. The Company reached an agreement with the Teamsters which was ratified by its membership in March 1996. The Company's flight attendants are subject to an agreement with the Transport Workers Union of America, AFL-CIO (TWU), which became amendable May 31, 1996. Southwest is currently in negotiations with TWU to amend the contract.
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Fuel and oil expenses per ASM increased 17.8 percent in 1996, primarily due to an 18.6 percent increase in the average jet fuel cost per gallon from 1995. The average price paid for jet fuel in 1996 was $.6547 compared to $.5522 in 1995. During fourth quarter 1996, the average cost per gallon increased 25.0 percent to $.7323 compared to $.5859 in fourth quarter 1995. In January 1997, fuel prices have averaged approximately $.76 per gallon.

Maintenance materials and repairs per ASM increased 3.3 percent in 1996 compared to 1995 primarily as a result of increased scheduled airframe inspections during 1996.

Agency commissions per ASM increased 2.9 percent in 1996 compared to 1995, which was slightly slower than the 5.2 percent increase in passenger revenues per ASM.

Landing fees and other rentals per ASM increased 4.5 percent in 1996 compared to 1995, which included an airport credit of $4.9 million.

Depreciation expense per ASM increased 4.7 percent in 1996 compared to 1995 due to an increase in the percentage of owned aircraft.

Other operating expenses per ASM increased 9.4 percent in 1996 compared to 1995. This increase was primarily due to increased advertising costs resulting from the expansion into Florida and Providence, Rhode Island, as well as a new advertising campaign; the 4.3 cents per gallon tax on commercial aviation jet fuel purchased for use in domestic operations, which became effective October 1, 1995; and increased airport security costs. The additional fuel tax increased 1996 and 1995 "other operating expenses" by $32.7 million and $7.4 million, respectively.

OTHER "Other expenses (income)" included interest expense, capitalized interest, interest income, and nonoperating gains and losses. Capitalized interest decreased $9.1 million in 1996 as a result of certain amendments to aircraft purchase contracts during third quarter 1995 that affected the timing of payments. Interest income for 1996 increased $5.7 million primarily due to higher invested cash balances.

INCOME TAXES The provision for income taxes, as a percentage of income before taxes decreased in 1996 to 39.3 percent from 40.2 percent in 1995. The decrease was primarily the result of lower effective state tax rates.

1995 COMPARED WITH 1994 The Company's consolidated net income for 1995 was $182.6 million ($1.23 per share), as compared to the

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corresponding 1994 amount of $179.3 million ($1.22 per share), an increase of
1.8 percent.

Operating Revenues Consolidated operating revenues increased by 10.8 percent in 1995 to $2,872.8 million, compared to $2,591.9 million for 1994. This increase in 1995 operating revenues was derived from a 10.5 percent increase in passenger revenues. RPMs increased 7.9 percent in 1995, compared to a 12.6 percent increase in ASMs, resulting in a decrease in load factor from 67.3 percent in 1994 to 64.5 percent in 1995. The 1995 ASM growth resulted from the addition of 25 aircraft during the year.

Freight revenues in 1995 were $65.8 million, compared to $54.4 million in 1994. The 21.0 percent increase in freight revenues exceeded the 12.6 percent increase in ASMs for the same period primarily due to increased air freight volumes and United States mail services primarily resulting from the development of new markets added throughout 1994 and 1995.

Operating Expenses Consolidated operating expenses for 1995 were $2,559.2 million, compared to $2,275.2 million in 1994, an increase of 12.5 percent, compared to the 12.6 percent increase in ASMs. For the second consecutive year, operating expenses on a per-ASM basis decreased year-over-year, down .1 percent in 1995.

Salaries, wages, and benefits per ASM increased 1.9 percent in 1995. This increase resulted primarily from a 17.8 percent increase in 1995 average headcount, which outpaced the 1995 capacity (ASM) increase of 12.6 percent, and offset a 2.6 percent decrease in average salary and benefits cost per Employee. The 17.8 percent increase in average headcount was primarily the result of a
44.6 percent increase in Reservations Sales Agents in 1995. Excluding Reservations Sales Agents, total average headcount increased only 11.4 percent. The Reservations Sales Agent increase coincided with increased demand for reservations capacity following 1994 enhancements to Southwest's ticket delivery systems for direct Customers.

Employee profitsharing and savings plans expense per ASM increased 4.5 percent in 1995. The increase is primarily the result of increased matching contributions to Employee savings plans resulting from increased Employee participation and higher matching rates in 1995 for non-contract Employees and certain Employee groups covered by collective bargaining agreements.

Fuel and oil expenses per ASM increased 1.0 percent in 1995, primarily due to a
2.4 percent increase in the average jet fuel cost per gallon from 1994. Jet fuel prices remained relatively stable throughout most of 1995, with quarterly averages through

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the first three quarters ranging from $.53 to $.55 per gallon. During fourth quarter 1995, the average cost per gallon increased to $.59 and, in January 1996, averaged approximately $.62 per gallon.

Maintenance materials and repairs per ASM increased 1.7 percent in 1995 compared to 1994 primarily as a result of performing more engine overhauls during 1995.

Agency commissions per ASM decreased 17.1 percent in 1995 compared to 1994, due to a lower mix of travel agency sales in 1995. The lower travel agency sales mix resulted from 1994 enhancements to Southwest's ticket delivery systems for direct Customers, as described below.

In response to actions taken by our competitor-owned reservations systems in 1994, we reduced our operating costs and enhanced our ticket delivery systems by developing our own Southwest Airlines Air Travel ("SWAT") system allowing high-volume travel agents direct access to reservations; introduced overnight ticket delivery for travel agents; reduced to three the number of advance days reservations required for overnight delivery of tickets to consumers (Ticket By
Mail); developed our own Ticketless system, which was rolled out system-wide on January 31, 1995; and effective March 30, 1995 subscribed to a new level of service with SABRE that automates the booking process for SABRE travel agencies.

Aircraft rentals per ASM increased 11.9 percent in 1995. The increase primarily resulted from second and third quarter 1995 sale/leaseback transactions involving ten new 737-300 aircraft and a higher percentage of the fleet consisting of leased aircraft.

Other operating expenses per ASM decreased 2.8 percent in 1995 compared to 1994. This decrease was primarily due to operating efficiencies resulting from the transition of Morris operating functions to Southwest commencing first quarter 1994, and lower communications costs. Communications costs decreased approximately 15 percent per ASM primarily due to lower negotiated rates, increased reservations operations efficiencies, and enhancements to the Company's ticket delivery system.

In August 1993, the Revenue Reconciliation Act of 1993 was enacted, which, among other things, included an assessment of a 4.3 cents per gallon tax on commercial aviation jet fuel purchased for use in domestic operations, which became effective September 30, 1995. This additional fuel tax increased 1995 "other operating expenses" by $7.4 million.
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Other "Other expenses (income)" included interest expense, capitalized interest, interest income, and nonoperating gains and losses. Interest expense increased $5.4 million in 1995 due to the March 1995 issuance of $100 million senior unsecured 8% Notes due 2005. Capitalized interest increased $5.0 million in 1995 as a result of higher levels of progress payments on aircraft compared to 1994. Interest income for 1995 increased $10.9 million primarily due to higher invested cash balances and higher short-term interest rates.

Income Taxes The provision for income taxes as a percentage of income before taxes was relatively unchanged year over year.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided from operations was $615.2 million in 1996, compared to $456.4 million in 1995. During 1996, additional funds of $330.0 million were generated from the sale and leaseback of ten new 737-300 aircraft subject to long-term operating leases (increasing total commitments for operating leases by $588.8 million).

During 1996, capital expenditures of $677.4 million primarily were for the purchase of 22 new 737-300 aircraft, one used 737-200 aircraft previously leased by the Company, and progress payments for future aircraft deliveries. At December 31, 1996, capital commitments of the Company consisted primarily of scheduled aircraft acquisitions.

The Company recently announced its intention to order 20 hushkits for our 737-200 fleet, with an option for 14 more, for delivery in 1997-1999. These hushkits, with an approximate cost of $1.0 million per aircraft, will make the Stage 2 -200 aircraft compliant with Stage 3 noise requirements.

As of January 1997, Southwest had 78 new 737s on firm order, including 19 to be delivered in 1997, with options to purchase another 67. Aggregate funding required for firm commitments approximated $1,960.1 million through the year 2001 of which $515.1 million related to 1997. See Note 2 to the Consolidated Financial Statements for further information.

In September 1996, the Company's Board of Directors reaffirmed a 1990 authorization for the Company to purchase shares of its common stock from time-to-time on the open market. The authorization reaffirmed the purchase of up to 2,500,000 shares. As of February 21, 1997, no shares have been purchased pursuant to this authority since 1990.

The Company has various options available to meet its capital and operating commitments, including cash on hand at December 31, 1996

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of $581.8 million, internally generated funds, and a revolving credit line with a group of banks of up to $460 million (none of which had been drawn at December 31, 1996). In addition, the Company will also consider various borrowing or leasing options to maximize earnings and supplement cash requirements.

The Company currently has outstanding shelf registrations for the issuance of $114.4 million of public debt securities which it currently intends to utilize for aircraft financings in 1997.

Cash provided from operations was $456.4 million in 1995 as compared to $412.7 million in 1994. During 1995, additional funds of $321.7 million were generated from the sale and leaseback of ten new 737-300 aircraft subject to long-term operating leases (increasing total commitments for operating leases by $607.9 million). In addition, $98.8 million was generated from the March 1995 issuance of $100 million in senior unsecured 8% Notes due 2005. These proceeds were primarily used to finance aircraft-related capital expenditures and to provide working capital.